Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the First Quarter of $11.9 Million or $2.70 Per Diluted Share, a One Cent Dividend Increase to $0.27, and a Renewed and Increased Share Repurchase Plan to $15.0 Million

MOUNTLAKE TERRACE, WA – April 26, 2021 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2021 first quarter net income of $11.9 million, or $2.70 per diluted share, compared to $5.2 million, or $1.14 per diluted share for the same period last year.

“We want to take this opportunity to thank our loyal customers and commend the outstanding efforts of our 1st Security Bank teammates. We are proud of our strong fiscal performance and our continued commitment to the communities we serve even with the daily challenges from this pandemic,” stated Joe Adams, CEO. “We are pleased to announce that our Board of Directors has approved our thirty-third consecutive quarterly cash dividend which is being increased to $0.27 from $0.26 per share. The dividend will be paid on May 20, 2021, to shareholders of record as of May 6, 2021.”

CFO Matthew Mullet noted, “Our balance sheet management efforts reflect strong core deposit growth this quarter funding diversified lending pillars. We also began to utilize proceeds from the subordinated debt raised in the first quarter of 2021 to support our growth and enhance shareholder returns.”

Updated response to the novel coronavirus of 2019 (“COVID-19”) pandemic:

The Company is following the Federal Housing Finance Agency guidelines for forbearance, foreclosure relief, and late payment reporting for the COVID-19 pandemic on all serviced loans and a modified format for portfolio loans. For portfolio loans, the primary method of relief is to allow the borrower up to 90-days of interest only payments and/or loan payment deferments, and, on a more limited basis, waived interest, late fees, or interest only loan payments and suspended foreclosure proceedings. As of March 31, 2021, the amount of portfolio loans under payment/relief agreements includes commercial real estate loans of $22.9 million, commercial business loans of $11.5 million, a portfolio one-to-four-family loan of $308,000, and consumer loans of $157,000. Of these loans, $29.8 million (85.4%) are making interest only payments. Additional detail is provided below in the “Credit Quality” discussion.

During the first quarter of 2021, we continued our participation in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). Recent legislation reopened the PPP beginning January 1, 2021 through May 31, 2021, by authorizing $284.5 billion in funding for eligible small businesses and non-profits. For borrowers in the communities we serve, during the first quarter of 2021, the Company funded 286 PPP loans totaling $48.0 million under this second PPP program. PPP loan balances originated in 2020 totaling $26.1 million were submitted for approval and forgiven by the SBA. As of March 31, 2021, the Company serviced 471 PPP loans totaling $83.8 million.

Branch operations continue to remain flexible to satisfy governmental restrictions and public health authority guidance provided for the communities in which we operate. The majority of our employees continue to work remotely, where feasible.

FS Bancorp Q1 Earnings
April 26, 2021

2021 First Quarter Highlights

●	Net income was $11.9 million for the first quarter of 2021, compared to $11.4 million in the previous quarter, and $5.2 million for the comparable quarter one year ago;
●	Total gross loans increased $50.9 million during the quarter to $1.63 billion at March 31, 2021, compared to $1.57 billion at December 31, 2020, and $1.41 billion at March 31, 2020;
●	Originated $434.5 million of one-to-four-family loans including a 61.8% increase in purchase production from the comparable quarter in 2020 and sold $414.0 million of these loans at a gross margin of 4.60%;
●	Originated $48.0 million in PPP loans during the first quarter of 2021 with $2.0 million in associated deferred fees and had $26.1 million in PPP loans receiving SBA forgiveness during the same period;
●	Total deposits increased $106.7 million during the quarter to $1.78 billion, including an increase of $76.2 million in relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts related to mortgages serviced) in line with management’s focus on increasing relationship demand deposits;
●	Repaid $10.0 million in subordinated notes at 6.5% and issued $50.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes in a private placement transaction announced on February 10, 2021, at an initial fixed rate of 3.75% to support general corporate purposes including providing capital to support the organic growth of the Bank, potential share repurchase activities, and potential acquisition opportunities;
●	Our Board of Directors approved a renewed and increased share repurchase plan providing up to $15.0 million of shares to be repurchased through June 30, 2022, depending on market conditions and other factors including the Company’s liquidity requirements; and
●	The Bank’s Community Bank Leverage Ratio (“CBLR”) was 11.8% at March 31, 2021, reflecting the Company’s contribution of $25.0 million of subordinated debt proceeds and strong retained earnings.

Asset Summary

Total assets increased $62.3 million, or 3.0%, to $2.18 billion at March 31, 2021, compared to $2.11 billion at December 31, 2020, and increased $328.4 million, or 17.8%, from $1.85 billion at March 31, 2020.  The quarter over linked quarter increase in total assets was primarily due to increases in loans receivable, net of $48.1 million, securities available-for-sale of $23.3 million, other assets of $5.0 million, and servicing rights of $3.1 million, partially offset by decreases in loans held for sale (“HFS”) of $10.2 million and total cash and cash equivalents of $6.1 million.  The year over year increase was primarily due to increases in loans receivable, net of $200.0 million, securities available-for-sale of $44.8 million, loans HFS of $40.6 million, total cash and cash equivalents of $36.5 million, securities held-to-maturity of $7.5 million, servicing rights of $5.1 million, and other assets of $4.0 million, partially offset by decreases in certificates of deposit (“CDs”) at other financial institutions of $5.6 million and Federal Home Loan Bank (“FHLB”) stock of $4.4 million.

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$226,799	14.0%	$222,719	14.1%	$220,509	15.6%
Construction and development	241,677	14.9	216,975	13.8	168,658	12.0
Home equity	41,352	2.5	43,093	2.7	37,503	2.7
One-to-four-family (excludes HFS)	299,316	18.4	311,093	19.8	305,436	21.6
Multi-family	122,623	7.5	131,601	8.4	130,570	9.2
Total real estate loans	931,767	57.3	925,481	58.8	862,676	61.1

FS Bancorp Q1 Earnings
April 26, 2021

CONSUMER LOANS
Indirect home improvement	294,455	18.1	286,020	18.2	261,566	18.5
Marine	85,275	5.3	85,740	5.4	69,473	4.9
Other consumer	3,119	0.2	3,418	0.2	4,056	0.3
Total consumer loans	382,849	23.6	375,178	23.8	335,095	23.7

COMMERCIAL BUSINESS LOANS
Commercial and industrial	261,932	16.1	224,476	14.3	149,086	10.6
Warehouse lending	48,537	3.0	49,092	3.1	65,017	4.6
Total commercial business loans	310,469	19.1	273,568	17.4	214,103	15.2
Total loans receivable, gross	1,625,085	100.0%	1,574,227	100.0%	1,411,874	100.0%

Allowance for loan and lease losses	(27,375)		(26,172)		(16,872)
Deferred costs and fees, net	(5,278)		(4,017)		(3,425)
Premiums on purchased loans, net	628		943		1,493
Total loans receivable, net	$1,593,060		$1,544,981		$1,393,070

Loans receivable, net increased $48.1 million to $1.59 billion at March 31, 2021, from $1.54 billion at December 31, 2020, and increased $200.0 million from $1.39 billion at March 31, 2020. The quarter over linked quarter increase in total real estate loans was $6.3 million, including increases in construction and development loans of $24.7 million and commercial real estate loans of $4.1 million, offset by decreases in one-to-four-family loans of $11.8 million, multi-family loans of $9.0 million, and home equity loans of $1.7 million. Consumer loans increased $7.7 million, primarily due to an increase of $8.4 million in indirect home improvement loans. Commercial business loans increased $36.9 million, primarily due to an increase in commercial and industrial loans of $37.5 million, including PPP loans originated during the quarter totaling $48.0 million, partially offset by PPP loan forgiveness by the SBA of $26.1 million. The focused increase in commercial and industrial loans is tied to the Bank’s investment in our business lending platform, including employees to service business lending customers and cash management teams to support business deposits.

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended March 31, 2021 and December 31, 2020, and for the three months ended March 31, 2021, and 2020 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	March 31, 2021		December 31, 2020		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$185,461	42.7%	$230,135	44.3%	$(44,674)	(19.4)
Refinance	248,992	57.3	289,074	55.7	(40,082)	(13.9)
Total	$434,453	100.0%	$519,209	100.0%	$(84,756)	(16.3)

	For the Three Months Ended		For the Three Months Ended		Year	Year
	March 31, 2021		March 31, 2020		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$185,461	42.7%	$114,652	40.1%	$70,809	61.8
Refinance	248,992	57.3	170,950	59.9	78,042	45.7
Total	$434,453	100.0%	$285,602	100.0%	$148,851	52.1

During the quarter ended March 31, 2021, the Company sold $414.0 million of one-to-four-family loans compared to sales of $522.9 million during the previous quarter, and sales of $212.4 million during the same quarter one year ago.

FS Bancorp Q1 Earnings
April 26, 2021

Gross margins on home loan sales increased to 4.60% at March 31, 2021, compared to 4.25% and 3.50% at December 31, 2020 and March 31, 2020, respectively. Gross margins are defined as the margin on loans sold without the impact of deferred fees and costs.

Liabilities and Equity Summary

Changes in deposits for the periods indicated are as follows:

(Dollars in thousands)
	March 31, 2021		December 31, 2020
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$390,855	22.0%	$348,421	20.8%	$42,434	12.2
Interest-bearing checking	250,907	14.1	226,282	13.5	24,625	10.9
Escrow accounts related to mortgages serviced	23,535	1.3	14,432	0.9	9,103	63.1
Subtotal	665,297	37.4	589,135	35.2	76,162	12.9
Savings	161,140	9.1	152,842	9.1	8,298	5.4
Money market	468,753	26.3	429,548	25.7	39,205	9.1
Subtotal	629,893	35.4	582,390	34.8	47,503	8.2
Certificates of deposit less than $100,000	285,505	16.0	299,157	17.9	(13,652)	(4.6)
Certificates of deposit of $100,000 through $250,000	133,570	7.5	135,901	8.1	(2,331)	(1.7)
Certificates of deposit of $250,000 and over	66,528	3.7	67,488	4.0	(960)	(1.4)
Subtotal	485,603	27.2	502,546	30.0	(16,943)	(3.4)
Total	$1,780,793	100.0%	$1,674,071	100.0%	$106,722	6.4

(Dollars in thousands)
	March 31, 2021		March 31, 2020
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$390,855	22.0%	$267,966	18.5%	$122,889	45.9
Interest-bearing checking	250,907	14.1	208,952	14.5	41,955	20.1
Escrow accounts related to mortgages serviced	23,535	1.3	17,600	1.2	5,935	33.7
Subtotal	665,297	37.4	494,518	34.2	170,779	34.5
Savings	161,140	9.1	123,052	8.5	38,088	31.0
Money market	468,753	26.3	303,405	21.0	165,348	54.5
Subtotal	629,893	35.4	426,457	29.5	203,436	47.7
Certificates of deposit less than $100,000	285,505	16.0	263,787	18.2	21,718	8.2
Certificates of deposit of $100,000 through $250,000	133,570	7.5	176,322	12.2	(42,752)	(24.2)
Certificates of deposit of $250,000 and over	66,528	3.7	85,185	5.9	(18,657)	(21.9)
Subtotal	485,603	27.2	525,294	36.3	(39,691)	(7.6)
Total	$1,780,793	100.0%	$1,446,269	100.0%	$334,524	23.1

As a result of the COVID-19 pandemic and the resulting availability of PPP loan funds and stimulus funds made available, the tables above reflect quarter over linked quarter and year over year changes in deposits, partially impacted by customers transferring funds from CDs to more liquid interest-bearing accounts, such as money market and interest-bearing checking.

At March 31, 2021, non-retail CDs, which include brokered CDs, online CDs, and public funds CDs, decreased $8.5 million to $188.1 million, compared to $196.6 million at December 31, 2020, due to decreases of $8.3 million in brokered CDs and $248,000 in online CDs. The year over year increase in non-retail CDs of $59.3 million from $128.8 million at March 31, 2020, was primarily the result of a $54.7 million increase in brokered CDs tied to longer term interest rate swap transactions, a $3.5 million increase in public funds CDs, and a $1.0 million increase

FS Bancorp Q1 Earnings
April 26, 2021

in online CDs. Management remains focused on increasing its lower cost relationship-based deposits to fund long-term asset growth.

At March 31, 2021, borrowings decreased $93.3 million, or 56.3%, to $72.5 million, from $165.8 million at December 31, 2020, and decreased $86.6 million, or 54.4% from $159.1 million at March 31, 2020. The decrease in borrowings from the linked quarter and from the prior year is primarily due to the repayment of $63.3 million of Paycheck Protection Program Liquidity Facility (“PPPLF”) borrowings, due in part to SBA forgiveness of the underlying PPP loans and $30.0 million of Federal Home Loan Bank (“FHLB”) borrowings utilizing funds attributable to deposit growth.

Total stockholders’ equity increased $10.3 million, to $240.3 million at March 31, 2021, from $230.0 million at December 31, 2020, and increased $39.5 million, from $200.8 million at March 31, 2020. The increase in stockholders’ equity during the current quarter was primarily due to net income of $11.9 million, partially offset by dividends of $1.1 million and common stock repurchases of $411,000. The Company repurchased 7,416 shares of its common stock during the quarter ended March 31, 2021, at an average price of $55.42 per share. Book value per common share was $57.79 at March 31, 2021, compared to $55.33 at December 31, 2020, and $47.29 at March 31, 2020.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) at March 31, 2021 with a CBLR of 11.8%, compared to the normally required CBLR of greater than 9.0% and the regulatory approved reduced CBLR of 8.5% due to the COVID-19 pandemic. The Company’s Tier 1 leverage capital ratio was 10.9% at March 31, 2021.

Credit Quality

The allowance for loan and lease losses at March 31, 2021, increased to $27.4 million, or 1.68% of gross loans receivable, excluding loans HFS, compared to $26.2 million, or 1.66% of gross loans receivable, excluding loans HFS at December 31, 2020, and $16.9 million, or 1.20% of gross loans receivable, excluding loans HFS, at March 31, 2020. Nonperforming loans increased $1.5 million to $9.3 million at March 31, 2021, from $7.8 million at December 31, 2020 and increased from $3.2 million at March 31, 2020. The increase in nonperforming loans quarter over linked quarter was primarily related to the addition of a $1.9 million construction and development loan, partially offset by a $182,000 reduction in consumer loans and a $114,000 reduction in home equity loans, and the year over year increase was associated with borrowers adversely impacted by the COVID-19 pandemic, primarily in the commercial business portfolio.

Loans classified as substandard increased $3.3 million to $20.9 million at March 31, 2021, compared to $17.6 million at December 31, 2020, and increased $13.3 million from $7.6 million at March 31, 2020. The quarter over linked quarter increase in substandard loans was attributable to the $1.9 million nonperforming construction and development loan and one lending relationship with two commercial business loans totaling $1.8 million. The year over year increase in substandard loans was primarily due to a net increase of $6.4 million in commercial business loans, one-to-four-family loan increases of $5.8 million, and the addition of the nonperforming construction and development loan of $1.9 million. There was no other real estate owned (“OREO”) property at March 31, 2021, compared to one OREO property in the amount of $90,000 at both December 31, 2020, and March 31, 2020.

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Bank acquisition in November 2018 (“Anchor Acquisition”). The remaining net discount on loans acquired was $1.3 million, $1.5

FS Bancorp Q1 Earnings
April 26, 2021

million, and $2.3 million, on $121.9 million, $132.6 million, and $178.2 million of gross loans at March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

Management has identified loans that have either been directly or indirectly impacted by the COVID-19 pandemic and downgraded the risk classification and/or increased the monitoring of these loans. Commercial loans (non homogeneous loans) reported at a risk rating below “pass” or receiving elevated risk monitoring as a result of the COVID-19 pandemic and their respective industries at the dates indicated are as follows:

(Dollars in thousands)
Loan types:	March 31, 2021	December 31, 2020*	March 31, 2020
Construction and development	$2,915	$3,480	$4,565
Education/worship	243	734	5,525
Food and beverage	13,107	14,577	12,988
Hospitality	41,819	43,960	15,578
Manufacturing	3,184	12,579	18,122
Retail	1,932	2,554	4,058
Transportation	4,487	4,407	5,111
Other	13,778	20,979	18,452
Total	$81,465	$103,270	$84,399

*At December 31, 2020, “pass” rated commercial loans of $12.3 million were included with elevated risk monitoring as they were upgraded in the fourth quarter. Effective March 31, 2021, only risk rated commercial loans below “pass” will be shown in our COVID risk monitoring loan reporting.

Management recognizes the potential impact of COVID-19 on all of our customers and will continue to prudently reserve for probable loan losses, including reserves against our homogenous residential and consumer portfolios.

Operating Results

Net interest income increased $2.6 million, to $20.1 million for the three months ended March 31, 2021, from $17.5 million for the three months ended March 31, 2020. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in higher yielding loans funded by lower cost deposits. Interest expense decreased $1.8 million, primarily as a result of repricing deposit costs. Interest income increased $835,000, primarily due to an increase of $794,000 in interest income on loans receivable, including fees, impacted primarily by loan growth with low market interest rates on new loan originations, including low yielding PPP loans, resetting adjustable-rate instruments, refinances of higher yielding one-to-four-family portfolio loans, and SBA forgiveness of PPP loans. As of March 31, 2021, the total recognition of net deferred fees on forgiven and nonforgiven PPP loans was $653,000.

The net interest margin (“NIM”) decreased 31 basis points to 3.99% for the three months ended March 31, 2021, from 4.30% for the same period in the prior year. The comparable quarter over quarter decrease in NIM was impacted by lower yielding loans, including reduced interest rates on new fixed-rate real estate loan originations and adjustable-rate commercial loans. During the quarter, $316,000 in premium was amortized on purchased loans with early payoffs, partially offset by $213,000 in discount accretion from the Anchor Acquisition.

The average total cost of funds, including noninterest-bearing checking, decreased 61 basis points to 0.58% for the three months ended March 31, 2021, from 1.19% for the three months ended March 31, 2020. This decrease was predominantly due to the decrease in cost for market rate deposits and borrowings following the significant decline in market rates in March 2020 due to the COVID-19 pandemic, as well as a strategic shift away from higher cost

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April 26, 2021

certificate of deposit funding. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended March 31, 2021, the provision for loan losses was $1.5 million, compared to $3.7 million for the three months ended March 31, 2020 with the reduction of the provision reflecting the impact of the COVID-19 pandemic compared to the same time last year. During the three months ended March 31, 2021, net charge-offs totaled $297,000 compared to net charge-offs of $43,000 for the same period last year. The increase in net charge-offs were primarily due to increased indirect consumer loan charge-offs.

Noninterest income increased $4.1 million, to $13.0 million, for the three months ended March 31, 2021, from $8.9 million for the three months ended March 31, 2020. The increase during the period primarily reflects a $5.8 million increase in gain on sale of loans, partially offset by a decrease of $1.5 million in other noninterest income due to the net gain on the one-time sale of Class B Visa stock shares during the first quarter last year.

Noninterest expense increased $165,000, to $16.3 million for the three months ended March 31, 2021, from $16.2 million for the three months ended March 31, 2020. The increase in noninterest expense reflects a $2.1 million increase in salaries and benefits, mostly attributable to increases in incentives and commissions of $2.5 million. Other increases included data processing of $327,000, professional and board fees of $141,000, and FDIC insurance of $122,000, partially offset by the year over year variance in servicing rights of $2.6 million. In the comparable quarter for 2020, we recognized an impairment of $514,000 on our servicing rights asset due to falling interest rates. In the first quarter of 2021, we recognized a recovery of $2.1 million in servicing rights due to increasing rates experienced in the quarter.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 Bank branches, one headquarter office that produces loans and accepts deposits, and nine loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as

FS Bancorp Q1 Earnings
April 26, 2021

the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

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April 26, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2021	2020	2020	% Change	% Change
ASSETS
Cash and due from banks	$10,982	$11,554	$12,928	(5)	(15)
Interest-bearing deposits at other financial institutions	74,464	80,022	35,993	(7)	107
Total cash and cash equivalents	85,446	91,576	48,921	(7)	75
Certificates of deposit at other financial institutions	12,278	12,278	17,926	—	(32)
Securities available-for-sale, at fair value	201,311	178,018	156,466	13	29
Securities held-to-maturity	7,500	7,500	—	—	NM
Loans held for sale, at fair value	156,281	166,448	115,632	(6)	35
Loans receivable, net	1,593,060	1,544,981	1,393,070	3	14
Accrued interest receivable	7,429	7,030	6,326	6	17
Premises and equipment, net	26,798	27,343	28,655	(2)	(6)
Operating lease right-of-use	5,085	4,949	4,692	3	8
Federal Home Loan Bank (“FHLB”) stock, at cost	6,475	7,439	10,921	(13)	(41)
Other real estate owned (“OREO”)	—	90	90	NM	NM
Deferred tax asset, net	164	—	—	NM	NM
Bank owned life insurance (“BOLI”), net	36,440	36,226	35,572	1	2
Servicing rights, held at the lower of cost or fair value	15,735	12,595	10,626	25	48
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	4,574	4,751	5,281	(4)	(13)
Other assets	14,698	9,705	10,678	51	38
TOTAL ASSETS	$2,175,586	$2,113,241	$1,847,168	3	18
LIABILITIES
Deposits:
Noninterest-bearing accounts	$414,390	$362,853	$285,566	14	45
Interest-bearing accounts	1,366,403	1,311,218	1,160,703	4	18
Total deposits	1,780,793	1,674,071	1,446,269	6	23
Borrowings	72,528	165,809	159,114	(56)	(54)
Subordinated note:
Principal amount	50,000	10,000	10,000	400	400
Unamortized debt issuance costs	(656)	—	(110)	NM	496
Total subordinated note less unamortized debt issuance costs	49,344	10,000	9,890	393	399
Operating lease liability	5,285	5,176	4,898	2	8
Deferred tax liability, net	—	58	2,260	NM	NM
Other liabilities	27,325	28,120	23,908	(3)	14
Total liabilities	1,935,275	1,883,234	1,646,339	3	18
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 4,233,040 shares issued and outstanding at March 31, 2021, 4,237,956 at December 31, 2020, and 4,332,196 at March 31, 2020	42	42	43	—	(2)
Additional paid-in capital	81,580	81,318	84,517	—	(3)
Retained earnings	157,193	146,405	114,957	7	37
Accumulated other comprehensive income, net of tax	1,721	2,533	1,819	(32)	(5)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(225)	(291)	(507)	(23)	(56)
Total stockholders’ equity	240,311	230,007	200,829	4	20
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,175,586	$2,113,241	$1,847,168	3	18

FS Bancorp Q1 Earnings
April 26, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	March 31,	December 31,	March 31,	Over Qtr	Over Year
	2021	2020	2020	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$21,534	$21,758	$20,740	(1)	4
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,250	1,189	1,209	5	3
Total interest and dividend income	22,784	22,947	21,949	(1)	4
INTEREST EXPENSE
Deposits	1,982	2,310	3,807	(14)	(48)
Borrowings	446	503	497	(11)	(10)
Subordinated note	256	265	172	(3)	49
Total interest expense	2,684	3,078	4,476	(13)	(40)
NET INTEREST INCOME	20,100	19,869	17,473	1	15
PROVISION FOR LOAN LOSSES	1,500	1,601	3,686	(6)	(59)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,600	18,268	13,787	2	35
NONINTEREST INCOME
Service charges and fee income	765	807	924	(5)	(17)
Gain on sale of loans	11,685	13,350	5,899	(12)	98
Earnings on cash surrender value of BOLI	214	220	216	(3)	(1)
Other noninterest income	370	414	1,852	(11)	(80)
Total noninterest income	13,034	14,791	8,891	(12)	47
NONINTEREST EXPENSE
Salaries and benefits	11,609	10,903	9,547	6	22
Operations	2,467	2,686	2,403	(8)	3
Occupancy	1,139	1,244	1,109	(8)	3
Data processing	1,307	1,230	980	6	33
Loss on sale of OREO	9	—	2	NM	350
OREO expenses	—	2	—	NM	—
Loan costs	524	522	500	—	5
Professional and board fees	822	847	681	(3)	21
Federal Deposit Insurance Corporation (“FDIC”) insurance	248	255	126	(3)	100
Marketing and advertising	97	172	146	(44)	(34)
Amortization of core deposit intangible	177	177	176	—	1
(Recovery) impairment on servicing rights	(2,050)	570	514	(460)	(499)
Total noninterest expense	16,349	18,608	16,184	(12)	1
INCOME BEFORE PROVISION FOR INCOME TAXES	15,285	14,451	6,494	6	135
PROVISION FOR INCOME TAXES	3,402	3,087	1,327	10	156
NET INCOME	$11,883	$11,364	$5,167	5	130
Basic earnings per share	$2.78	$2.66	$1.16	5	140
Diluted earnings per share	$2.70	$2.60	$1.14	4	137

FS Bancorp Q1 Earnings
April 26, 2021

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	2.26%	2.18%	1.20%
Return on equity (ratio of net income to average equity) (1)	21.01	20.48	10.23
Yield on average interest-earning assets (1)	4.52	4.61	5.40
Average total cost of funds (1)	0.58	0.67	1.19
Interest rate spread information – average during period	3.94	3.94	4.21
Net interest margin (1)	3.99	3.99	4.30
Operating expense to average total assets (1)	3.11	3.57	3.75
Average interest-earning assets to average interest-bearing liabilities	137.59	134.55	132.50
Efficiency ratio (2)	49.34	53.69	61.39

	March 31,	December 31,	March 31,
	2021	2020	2020
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.43%	0.37%	0.18%
Non-performing loans to total gross loans (4)	0.57	0.49	0.23
Allowance for loan losses to non-performing loans (4)	295.12	337.22	514.08
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.68	1.66	1.20

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	11.82%	10.86%	11.26%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	10.91%	11.09%	11.10%

	At or For the Three Months Ended
	March 31,		December 31,		March 31,
	2021		2020		2020
PER COMMON SHARE DATA:
Basic earnings per share	$2.78		$2.66		$1.16
Diluted earnings per share	$2.70		$2.60		$1.14
Weighted average basic shares outstanding	4,215,376		4,216,618		4,391,499
Weighted average diluted shares outstanding	4,339,084		4,305,340		4,478,918
Common shares outstanding at end of period	4,158,507	(5)	4,156,943	(6)	4,246,619	(7)
Book value per share using common shares outstanding	$57.79		$55.33		$47.29
Tangible book value per share using common shares outstanding (8)	$56.13		$53.63		$45.50

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 4,233,040 at March 31, 2021, less 55,092 unvested restricted stock shares, and 19,441 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 4,237,956 at December 31, 2020, less 55,092 unvested restricted stock shares, and 25,921 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 4,332,196 at March 31, 2020, less 40,215 unvested restricted stock shares, and 45,362 unallocated ESOP shares.

FS Bancorp Q1 Earnings
April 26, 2021

(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended March 31,		Year Over Year
Average Balances	2021	2020	$ Change
Assets
Loans receivable, net of deferred loan fees (1)	$1,717,050	$1,420,227	$296,823
Securities available-for-sale, at fair value	183,719	136,260	47,459
Securities held-to-maturity	7,500	-	7,500
Interest-bearing deposits and certificates of deposit at other financial institutions	127,382	69,763	57,619
FHLB stock, at cost	7,247	8,259	(1,012)
Total interest-earning assets	2,042,898	1,634,509	408,389
Noninterest-earning assets	87,700	99,526	(11,826)
Total assets	$2,130,598	$1,734,035	$396,563
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,326,329	$1,131,119	$195,210
Borrowings	130,174	92,611	37,563
Subordinated note	28,248	9,887	18,361
Total interest-bearing liabilities	1,484,751	1,233,617	251,134
Noninterest-bearing accounts	387,918	273,442	114,476
Other noninterest-bearing liabilities	28,519	23,806	4,713
Stockholders’ equity	229,410	203,170	26,240
Total liabilities and stockholders’ equity	$2,130,598	$1,734,035	$396,563

(1) Includes loans held for sale.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q1 Earnings
April 26, 2021

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2021	2020	2020
Stockholders' equity	$240,311	$230,007	$200,829
Goodwill and core deposit intangible, net	(6,886)	(7,063)	(7,593)
Tangible common stockholders' equity	$233,425	$222,944	$193,236

Common shares outstanding at end of period	4,158,507	4,156,943	4,246,619

Common stockholders' equity (book value) per share (GAAP)	$57.79	$55.33	$47.29
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$56.13	$53.63	$45.50

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com